UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 3, 2006

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The Company’s wholly-owned subsidiary, Dover Downs, Inc. (“Dover Downs”) entered into an agreement with T.N. Ward Company (“Construction Manager”) on May 3, 2006 (the “Construction Management Agreement”) pursuant to which Construction Manager shall provide construction administration and management services to perform the Project, as defined in the Construction Management Agreement.

The Project, as has been previously disclosed by Dover Downs, is the expansion of the Dover Downs Hotel. The expansion involves the addition of 268 luxury rooms, bringing the total number of rooms to 500, and an 8,000 square-foot luxury spa. Eleven of the rooms to be added will be specially designed spa suites featuring either hot tubs, pool tables or fireplaces plus wet bars and plasma TV screens.

The Construction Management Agreement is pursuant to AIA Document A121 CMC, Standard Form of Agreement between Owner [Dover Downs] and Construction Manager where the Construction Manager is also the Constructor, and provides for a Guaranteed Maximum Price (as defined therein) of $43,165,000. The Construction Management Agreement provides for a target completion date of October 22, 2007 and contains customary terms and conditions for a project of this scope.

The Company estimates that the total cost of the project, including engineering and architectural services, furniture, fixtures and equipment, will be approximately $52 million. As previously disclosed on April 18, 2006, the Company entered into an amendment to its existing credit facility in order to provide financing for the Project.

A copy of the Construction Management Agreement is attached as an Exhibit to this Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

 10.1        Construction Management Agreement dated May 3, 2006 between Dover Downs, Inc. and T.N. Ward Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.
/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated:    May 5, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Construction Management Agreement dated May 3, 2006 between Dover Downs, Inc. and T.N. Ward Company.